Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

MAXPRO CAPITAL ACQUISITION CORP.,
as the SPAC,

APOLLOMICS INC.,
as the Company,

and

PROJECT MAX SPAC MERGER SUB, INC.,
as Merger Sub

Dated as of September 14, 2022

TABLE OF CONTENTS

Article I CLOSING		2
1.1	Closing	2
1.2	Closing Deliverables	3

Article II CLOSING TRANSACTIONS		3
2.1	Effective Time	3
2.2	The Merger	3
2.3	Effect of the Merger	3
2.4	Governing Documents	3
2.5	Directors and Officers of the Surviving Subsidiary	4
2.6	Effect of the Merger on Issued and Outstanding Securities of the SPAC and Merger Sub	4
2.7	Transactions on Issued Securities of the Company	4
2.8	Disbursement of Aggregate Apollomics Shares	5
2.9	Tax Consequences	6
2.10	Taking of Necessary Action; Further Action	6
2.11	PIPE Financing	6
2.12	Withholding Rights	6

Article III REPRESENTATIONS AND WARRANTIES OF THE SPAC		7
3.1	Organization and Standing	7
3.2	Authorization; Binding Agreement	7
3.3	Governmental Approvals	7
3.4	Non-Contravention	8
3.5	Capitalization	8
3.6	SEC Filings and SPAC Financials	9
3.7	Reporting Company; Listing	10
3.8	Absence of Certain Changes	11
3.9	Compliance with Laws	11
3.10	Actions; Orders; Permits	11
3.11	Litigation	11
3.12	Taxes and Returns	11
3.13	Employees and Employee Benefit Plans	13
3.14	Properties	13
3.15	Material Contracts	13
3.16	Transactions with Affiliates	13
3.17	Business Activities	14
3.18	Investment Company Act	14
3.19	Finders and Brokers	14
3.20	Certain Business Practices	14
3.21	Trust Account	15
3.22	Information Supplied	15
3.23	Independent Investigation	15
3.24	No Other Representations or Warranties	15
3.25	Lock-Up Agreements	16

Article IV REPRESENTATIONS AND WARRANTIES OF MERGER SUB		16
4.1	Organization and Standing	16
4.2	Authorization; Binding Agreement	16
4.3	Governmental Approvals	16

-ii-

4.4	Non-Contravention	17
4.5	Ownership	17
4.6	Activities of Merger Sub	17
4.7	Finders and Brokers	17
4.8	Exclusivity of Representations and Warranties	17

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		18
5.1	Organization and Standing	18
5.2	Authorization; Binding Agreement	18
5.3	Capitalization	19
5.4	Subsidiaries	19
5.5	Governmental Approvals	19
5.6	Non-Contravention	20
5.7	Financial Statements	20
5.8	Absence of Certain Changes	21
5.9	Compliance with Laws	21
5.10	Company Permits	21
5.11	Litigation	21
5.12	Material Contracts	22
5.13	Intellectual Property	23
5.14	Taxes and Returns	25
5.15	Real Property	26
5.16	Personal Property	26
5.17	Title to Assets	27
5.18	Employee Matters	27
5.19	Benefit Plans	27
5.20	Environmental Matters	29
5.21	Transactions with Related Persons	30
5.22	Insurance	30
5.23	[Reserved]	30
5.24	Top Suppliers	30
5.25	Certain Business Practices	30
5.26	Compliance with Privacy Laws, Privacy Policies and Certain Contracts	31
5.27	Compliance with Health Care Laws	31
5.28	Investment Company Act	32
5.29	Finders and Brokers	32
5.30	Independent Investigation	33
5.31	Information Supplied	33
5.32	No Other Representations	33

Article VI COVENANTS		33
6.1	Access and Information	33
6.2	Conduct of Business of the Company	34
6.3	Conduct of Business of the SPAC	36
6.4	Annual and Interim Financial Statements	38
6.5	SPAC Public Filings	38
6.6	No Solicitation	39
6.7	No Trading	39
6.8	Notification of Certain Matters	39
6.9	Efforts	40
6.10	Tax Matters	41

-iii-

6.11	Further Assurances	42
6.12	The Registration Statement	42
6.13	Company Shareholder Meeting	44
6.14	Public Announcements	44
6.15	Confidential Information	45
6.16	[Reserved]	45
6.17	Post-Closing Board of Directors and Executive Officers	45
6.18	Indemnification of Directors and Officers; Tail Insurance	45
6.19	Trust Account Proceeds	46
6.20	Extension	46
6.21	Nasdaq Capital Market Listing	46
6.22	PCAOB Audited Financials	47
6.23	PIPE Financing	47

Article VII NO SURVIVAL		47
7.1	No Survival	47

Article VIII CLOSING CONDITIONS		47
8.1	Conditions to Each Party’s Obligations	47
8.2	Conditions to Obligations of the Company	48
8.3	Conditions to Obligations of the SPAC	49
8.4	Frustration of Conditions	50

Article IX TERMINATION AND EXPENSES		50
9.1	Termination	50
9.2	Effect of Termination	52
9.3	Fees and Expenses	52

Article X WAIVERS AND RELEASES		52
10.1	Waiver of Claims Against Trust	52

Article XI MISCELLANEOUS		53
11.1	Notices	53
11.2	Binding Effect; Assignment	54
11.3	Third Parties	54
11.4	Governing Law; Jurisdiction	54
11.5	WAIVER OF JURY TRIAL	55
11.6	Severability	55
11.7	Amendment	55
11.8	Waiver	55
11.9	Entire Agreement	55
11.10	Interpretation	56
11.11	Counterparts	56
11.12	Legal Representation	57

Article XII DEFINITIONS		57
12.1	Definitions	57
12.2	Section References.	67

-iv-

INDEX OF EXHIBITS

Exhibit Description

Exhibit A	Form of Company Shareholder Voting Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Company Memorandum and Articles of Association

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of September 14, 2022 by and among (i) Maxpro Capital Acquisition Corp., a Delaware corporation (together with its successors, the “SPAC”), (ii) Apollomics Inc., a Cayman Islands exempted company (the “Company”) and (iii) Project Max SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”). The SPAC, the Company and Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A.        Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of the Company and was formed for the sole purpose of effecting the Merger (as defined below);

B.        Immediately prior to the Closing, (i) each Company Preferred Share will be converted into one Company Ordinary Share and (ii) immediately following such conversion, the Company shall effect the Share Split in accordance with Section 2.7(b).

C.        Immediately following the Share Split and subject to the terms and conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which Merger Sub will merge with and into the SPAC, with the SPAC continuing as the surviving entity (the “Merger”), and with security holders of the SPAC receiving securities of the Company with terms substantially equivalent to the terms of the SPAC Securities, and as a result of which Merger, the SPAC will become a wholly-owned subsidiary of the Company and the Company will become a publicly traded company;

D.        The boards of directors of the Company, the SPAC and Merger Sub have each (i) determined that the Merger and other transactions contemplated hereby are fair, advisable and in the best interests of their respective companies and shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

E.        Contemporaneously with the execution of, and as a condition and an inducement to the SPAC and Merger Sub entering into this Agreement, the SPAC, the Company and certain shareholders of Company are entering into and delivering Company Shareholder Voting Agreements, substantially in the form attached hereto as Exhibit A (each, a “Voting Agreement”), pursuant to which, among other things, each such Company shareholder has agreed to vote in favor of the transactions contemplated hereby;

-v-

F.        Contemporaneously with the execution of, and as a condition and an inducement to the SPAC and the Company entering into this Agreement, the Sponsor and specified stockholders of the SPAC are entering into and delivering Sponsor Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Support Agreement”), pursuant to which (a) each such SPAC stockholder has agreed (i) not to transfer or redeem any shares of SPAC Common Stock held by such SPAC stockholder, (ii) to vote in favor of this Agreement and the Merger at the SPAC Special Meeting in accordance with the Insider Letter and (iii) waive any adjustment to the conversion ratio set forth in the SPAC Certificate of Incorporation or any other anti-dilution or similar protection with respect to the SPAC Class B Common Stock (whether resulting from the transactions contemplated hereby, by the Ancillary Documents or by any other transaction consummated in connection with the transactions contemplated hereby) and (b) immediately prior to the Closing, each Sponsor Party shall automatically forfeit, and shall surrender to the SPAC without consideration, such number of shares, if any, of SPAC Class B Common Stock that it owns as of immediately before the Closing, that would be necessary so that, immediately after giving effect to the Merger and any PIPE Financing, the Sponsor Parties collectively own a number of Company Ordinary Shares equal to 2.75% of the sum of (i) the Company Ordinary Shares that are issued pursuant to the Merger, (ii) the Company Ordinary Shares issued and outstanding immediately after the Share Split, (iii) the Company Ordinary Shares exercisable on a “gross” basis from the vested Company Options issued and outstanding immediately after the Share Split and (iv) the Company Ordinary Shares and/or Company Preferred Shares, if any, issued pursuant to the SPAC-Side PIPE Financing; provided that in the event of any disagreement among the Sponsor Parties on the number of shares of SPAC Class B Common Stock that any Sponsor Party shall forfeit, each Sponsor Party shall forfeit shares of SPAC Class B Common Stock on a pro rata basis;

G.        The SPAC and the Company will use their reasonable best efforts to enter into subscription agreements (as amended or modified from time to time, collectively, the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which, among other things, each PIPE Investor would agree to subscribe for and purchase from the Company on the Closing Date concurrent with the Closing, and the Company would agree to issue and sell to each such PIPE Investor on the Closing Date concurrent with the Closing, the number of Company Ordinary Shares set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein, on the terms and subject to the conditions set forth in the applicable Subscription Agreement (the equity financing under all Subscription Agreements, collectively, hereinafter referred to as the “PIPE Financing” and the Company Ordinary Shares to be issued pursuant to the PIPE Financing, the “PIPE Shares”);

H.        Simultaneously with the execution and delivery of this Agreement, each Sponsor Party has entered into a Lock-Up Agreement with the Company, the form of which is attached as Exhibit C hereto (the “Lock-Up Agreement”), which agreement will become effective as of the Closing; and

I.        Certain capitalized terms used herein are defined in Article XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
CLOSING

1.1        Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place either remotely or at the offices of Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), counsel to the SPAC, 101 Constitution Avenue, NW, Suite 900, Washington, DC 20001, on a date and at a time to be agreed upon by the SPAC and the Company, which date shall be no later than the second (2nd) Business Day after all the conditions set forth in Article VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date, time or place as the SPAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

1.2        Closing Deliverables.

(a)        At the Closing, the Company will deliver or cause to be delivered:

(i)        to the SPAC, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Company Surviving Subsidiary, in accordance with Section 6.17), effective as of the Effective Time (as defined below); and

(ii)        to the SPAC, the Registration Rights Agreement, duly executed by the Company.

(b)        At the Closing, the SPAC will deliver or cause to be delivered:

(i)        to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Sponsor; and

(ii)        to the Company, the written resignations of all of the directors and officers of the SPAC effective as of the Effective Time (as defined below).

Article II
CLOSING TRANSACTIONS

2.1        Effective Time. Subject to the conditions of this Agreement, on the Closing Date, immediately after the Share Split, the Parties shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and the SPAC (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, with the Merger to be consummated and effective at 8:00 a.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and the SPAC and specified in the Certificate of Merger (the “Effective Time”).

2.2        The Merger. On the Closing Date, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”), Merger Sub and the SPAC shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the SPAC, following which the separate corporate existence of Merger Sub shall cease and the SPAC shall continue as the surviving corporation of the Merger after the Effective Time and as a direct, wholly-owned subsidiary of the Company. The SPAC, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Subsidiary” (provided, that references to the SPAC for periods after the Effective Time shall include the Surviving Subsidiary).

2.3        Effect of the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and other applicable Law. All the property, rights, agreements, privileges, powers and franchises of Merger Sub shall vest in the Surviving Subsidiary and all debts, liabilities, obligations and duties of Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Subsidiary, including in each case the rights and obligations of the Surviving Subsidiary under this Agreement and the Ancillary Documents from and after the Effective Time.

2.4        Governing Documents. At the Effective Time, each of the certificate of incorporation and bylaws of Merger Sub shall become the certificate of incorporation and bylaws of the Surviving Subsidiary.

2.5        Directors and Officers of the Surviving Subsidiary. The Parties shall take all action necessary so that at the Effective Time, the board of directors and executive officers of the Surviving Subsidiary shall be the same as the board of directors and executive officers of Merger Sub.

2.6        Effect of the Merger on Issued and Outstanding Securities of the SPAC and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of the SPAC or the Company:

(a)        SPAC Units. At the Effective Time, every issued and outstanding SPAC Unit shall be automatically detached and the holder thereof shall be deemed to hold one (1) share of SPAC Class A Common Stock and one (1) SPAC Warrant in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 2.6 below.

(b)        SPAC Common Stock. At the Effective Time, each issued and outstanding share of SPAC Common Stock (other than those described in Section 2.6(d) below) shall be converted automatically into and thereafter represent the right to receive one (1) Company Class A Ordinary Share, following which, all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of SPAC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as provided herein or required under applicable Law.

(c)        SPAC Warrants. At the Effective Time, each issued and outstanding SPAC Public Warrant shall be converted into one (1) Company Public Warrant and each issued and outstanding SPAC Private Warrant shall be converted into one (1) Company Private Warrant. At the Effective Time, the SPAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Company Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the Company Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Private Warrants, except that in each case they shall represent the right to acquire Company Class A Ordinary Shares in lieu of shares of SPAC Class A Common Stock. At or prior to the Effective Time, the Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Class A Ordinary Shares for delivery upon the exercise of such Company Warrants.

(d)        Treasury Stock. At the Effective Time, if there are any shares of capital stock of the SPAC that are owned by the SPAC as treasury shares or by any direct or indirect Subsidiary of the SPAC, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e)        Merger Sub Stock. At the Effective Time, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Subsidiary.

2.7        Transactions on Issued Securities of the Company.

(a)        Pre-closing Conversion. On the Closing Date, immediately prior to the Share Split and the Effective Time, all of the Company Preferred Shares shall convert to Company Ordinary Shares pursuant to Section 3.2 of the Fifth Amended and Restated Memorandum and Articles of Association of the Company and Section 8 of the Voting Agreement at the applicable conversion ratio as set forth in the Company’s Organizational Documents (the “Pre-Closing Conversion”).

(b)        Company Ordinary Shares. Immediately after the Pre-Closing Conversion and before the Effective Time: each Company Ordinary Share that is issued and outstanding immediately after the Pre-Closing Conversion will be converted into a number of Company Class B Ordinary Shares equal to the Exchange Ratio (the “Share Split”); provided, that no fraction of a Company Class B Ordinary Share will be issued by virtue of the Share Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Class B Ordinary Share (after aggregating all fractional Company Class B Ordinary Shares that otherwise would be received by such Company Shareholder pursuant to the Share Split) shall instead be entitled to receive such number of Company Class B Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole Company Class B Ordinary Share. The Company will take all necessary corporate actions to effectuate the Share Split, including by passing a special resolution of the Company.

(c)        Company Options. Following the Share Split, each Company Option will be subject to the same terms and conditions set forth in the Company Equity Plan and the corresponding option agreement for the Company Options, including, without limitation, vesting conditions, as had applied to the corresponding Company Option as of immediately prior to the Share Split; provided that each Company Option shall: (i) have the right to acquire a number of Company Class B Ordinary Shares equal to (as rounded down to the nearest whole number) the product of (A) the number of Company Ordinary Shares which the Company Option had the right to acquire immediately prior to the Share Split, multiplied by (B) the Exchange Ratio; and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option (in U.S. Dollars) immediately prior to the Share Split, divided by (B) the Exchange Ratio. Notwithstanding the foregoing, in all cases, the exercise price and the number of Company Class B Ordinary Shares purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Company Class B Ordinary Shares purchasable pursuant to such Company Options shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. The Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Options remain outstanding, a sufficient number of Company Class B Ordinary Shares for delivery upon the exercise of such Company Option. From and after the Closing, the Company shall not issue any new awards under the Company Equity Plan.

2.8        Disbursement of Aggregate Apollomics Shares.

(a)        Prior to the Effective Time, the SPAC shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of disbursing the Aggregate Apollomics Shares and the Company Securities issued pursuant to Section 2.6. At or prior to the Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent the Aggregate Apollomics Shares and the Company Securities issued pursuant to Section 2.6.

(b)        Notwithstanding anything to the contrary contained herein, no fraction of a Company Ordinary Share will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Company Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Company Ordinary Share.

(c)        All Company Ordinary Shares delivered upon the exchange of SPAC Class A Common Stock in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Class A Common Stock and there shall be no further registration of transfers on the register of stockholders of the SPAC of the SPAC Class A Common Stock that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of SPAC Class A Common Stock shall cease to have any rights as shareholders of the SPAC, except as provided in this Agreement or by applicable Law.

2.9        Tax Consequences. It is intended by the Parties that, for the U.S. federal income Tax purposes, (a) the Merger, the Pre-Closing Conversion, the Share Split and the PIPE Financing, collectively, constitute an integrated transaction described in Section 351 of the Code, (b) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (c) the transfer of SPAC Common Stock by SPAC stockholders pursuant to the Merger, other than by any SPAC stockholders who are U.S. persons and who are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulations Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, qualifies for an exception to Section 367(a)(1) of the Code (clauses (a) to (c), collectively, the “Intended Tax Treatment”).

2.10        Taking of Necessary Action; Further Action. If, at any time after the Effective Time, as applicable, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Subsidiary with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Merger Sub, the then current officers and directors of the Surviving Subsidiary shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11        PIPE Financing. Prior to, but conditioned upon, the Effective Time, the Company and the SPAC shall use their reasonable best efforts to seek to consummate the PIPE Financing pursuant to, and in the amounts set forth in, the Subscription Agreements.

2.12        Withholding Rights. Notwithstanding any other provision to this Agreement, the Company (and its Representatives) shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts pursuant to applicable Laws and request any necessary Tax forms, including any applicable withholding forms, or any other proof of exemption from withholding or any similar information, from any Person. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SPAC

Except as set forth in (i) the disclosure schedules delivered by the SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the SPAC represents and warrants to the Company as of the date of this Agreement and as of the Closing Date, as follows:

3.1        Organization and Standing. The SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The SPAC has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted. The SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The SPAC is not in violation of any provision of its Organizational Documents in any material respect.

3.2        Authorization; Binding Agreement. The SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform each of the SPAC’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the SPAC, (b) determined by the board of directors of the SPAC as advisable to the SPAC and recommended for Required SPAC Stockholder Approval and (c) other than the Required SPAC Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the SPAC is a party shall be when delivered, duly and validly executed and delivered by the SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the SPAC, enforceable against the SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The SPAC’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the SPAC and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the SPAC’s stockholders for adoption and (iv) resolved to recommend that the SPAC’s stockholders adopt this Agreement.

3.3        Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or notice to any Governmental Authority, on the part of the SPAC, is required to be obtained or made in connection with the execution, delivery or performance by the SPAC of this Agreement and each Ancillary Document to which the SPAC is a party or the consummation by the SPAC of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the SPAC.

3.4        Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by the SPAC of the transactions contemplated hereby and thereby, and compliance by the SPAC with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of the SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any Law or Order binding upon or applicable to the SPAC, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the SPAC or any of its properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract of the SPAC, including the Trust Account, except for any deviations from any of the foregoing clauses (a), (b), (c) or (d) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the SPAC.

3.5        Capitalization.

(a)        The SPAC is authorized to issue 110,000,000 shares of common stock, including 100,000,000 shares of SPAC Class A Common Stock and 10,000,000 shares of SPAC Class B Common Stock, par value $0.0001 per share, and 1,000,000 shares of SPAC Preferred Stock. The issued and outstanding SPAC Securities are set forth on Schedule 3.5(a). There are no issued or outstanding shares of SPAC Preferred Stock or SPAC Securities that are convertible or exchangeable into SPAC Preferred Stock. All outstanding shares of SPAC Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the SPAC’s Organizational Documents or any Contract to which the SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws.

(b)        The SPAC does not have any Subsidiaries or own any equity interests in any other Person.

(c)        Except as set forth in Schedule 3.5(a) or Schedule 3.5(c) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the SPAC or (B) obligating the SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the SPAC to repurchase, redeem or otherwise acquire any SPAC Securities shares of the SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no stockholders agreements, voting trusts or other agreements or understandings to which the SPAC is a party with respect to the voting of any shares of the SPAC.

(d)        All Indebtedness or unpaid Liabilities of the SPAC are set forth on Schedule 3.5(d). The Indebtedness and other Liabilities of the SPAC as a result of or in connection with the transactions contemplated hereunder (including in respect of deferred underwriting commissions and costs and expenses incurred in respect with other prospective Business Combinations and of the SPAC’s initial public offering) do not exceed, in the aggregate, the amount set forth in Schedule 3.5(d). No Indebtedness of the SPAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the SPAC or (iii) the ability of the SPAC to grant any Lien on its properties or assets.

3.6        SEC Filings and SPAC Financials.

(a)        The SPAC, since the IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses, proxies and other documents required to be filed or furnished by the SPAC with the SEC under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, together with any amendments, restatements or supplements thereto, and shall file all such forms, reports, schedules, statements, proxies and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s website through EDGAR, the SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the SPAC’s annual reports on Form 10-K for each fiscal year of the SPAC beginning with the first year the SPAC was required to file such a form, (ii) the SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that the SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of the SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses, proxies and other documents (other than preliminary materials) filed by the SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses, proxies and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6(a), the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the SPAC Public Units, the SPAC Common Stock and the SPAC Public Warrants are listed on Nasdaq, (B) the SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of the SPAC, threatened against the SPAC by the Financial Industry Regulatory Authority, Nasdaq or the SEC with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and (D) the SPAC and such SPAC Securities are in compliance with all of the applicable listing corporate governance rules of Nasdaq.

(b)        The SPAC has established and maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; except as set forth in the SEC Reports such disclosure controls and procedures are reasonably designed to ensure that all material information concerning the SPAC and other material information required to be disclosed by the SPAC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the SPAC’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting the SPAC’s principal executive officer and principal financial officer to material information required to be included in the SPAC’s periodic reports required under the Exchange Act.

(c)        The financial statements and notes of the SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the SPAC at the respective dates of and for the periods referred to in such financial statements and accurately reflect the books and records of the SPAC as of the times and for the periods referred to therein, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d)        The SPAC maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the SPAC does not maintain any off-the-book accounts and that the SPAC’s assets are used only in accordance with the SPAC’s management directives, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the financial statements of the SPAC and to account for the SPAC’s assets. The SPAC has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the SPAC. The SPAC or its Representatives has not received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the SPAC or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the SPAC has engaged in questionable accounting or auditing practices.

(e)        Except to the extent reflected or reserved against in the SPAC Financials, the SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the SPAC’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in the SPAC Financials as of the date of such SPAC Financial. The SPAC has no off-balance sheet arrangements.

3.7        Reporting Company; Listing. The SPAC is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the SPAC Public Units, the SPAC Class A Common Stock and the SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act. There is no Proceeding or Action pending or, to the Knowledge of the SPAC threatened against the SPAC by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of the SPAC Public Units, the SPAC Class A Common Stock or the SPAC Public Warrants.

3.8        Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.8, the SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since June 2, 2021, not been subject to a Material Adverse Effect on the SPAC.

3.9        Compliance with Laws. The SPAC is, and has since its incorporation been, in compliance in all material respects with all Laws applicable to it and the conduct of its business and the SPAC has not received written notice alleging any violation of applicable Law in any material respect by the SPAC.

3.10        Actions; Orders; Permits. There is no pending or, to the Knowledge of the SPAC, threatened material Action, and, to the Knowledge of the SPAC, no pending or threatened investigations, in each case, to which the SPAC is subject or otherwise affecting its assets that have had or would reasonably be expected to have a Material Adverse Effect on the SPAC, nor, to the Knowledge of the SPAC, is there any reasonable basis for such Action or investigation to be made. There is no material Action that the SPAC has pending against any other Person. The SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The SPAC holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect have not had and would not reasonably be expected to have a Material Adverse Effect on the SPAC. None of the SPAC, its directors or officers, nor, any of it employees, agents, or any other Persons acting for or on behalf of the SPAC has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise took any actions, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law. None of the SPAC, its directors or officers, nor, any of its employees, agents, or any other Persons acting for or on behalf of the SPAC is or has been a Person named on any economic sanctions administered, enacted or enforced by any Governmental Authority.

3.11        Litigation. There is no Proceeding pending, or to the Knowledge of the SPAC, threatened against the SPAC or any of its respective properties or assets. There are no Proceedings (at Law or in equity) or investigations pending or, to the Knowledge of the SPAC, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

3.12        Taxes and Returns.

(a)        Except as listed on Schedule 3.12(a), the SPAC has timely filed, or caused to be timely filed, all applicable material Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. Schedule 3.12(a) sets forth each jurisdiction where the SPAC files or is required to file a Tax Return.

(b)        There is no Action currently pending or, to the Knowledge of the SPAC, threatened in writing against the SPAC by a Governmental Authority in a jurisdiction where the SPAC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)        The SPAC is not currently being audited by any Tax authority and has not been notified in writing by any Tax authority that any such audit is currently contemplated or currently pending. There are no claims, assessments, audits, examinations, investigations or other Actions currently pending against the SPAC in respect of any material Tax, and the SPAC has not been notified in writing of any proposed Tax claims or assessments against it that remains unpaid (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established).

(d)        There are no Liens with respect to any Taxes upon any of the property or assets of the SPAC, other than Permitted Liens.

(e)        The SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f)        Since the date of its incorporation, the SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(g)        The SPAC has not engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(h)        To the Knowledge of SPAC, there are no facts or circumstances that would reasonably be expected to prevent the qualification of the Intended Tax Treatment.

(i)        The SPAC has no Liability for the Taxes of another Person that is not adequately reflected in the SPAC Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the SPAC with respect to any period following the Closing Date.

(j)        The SPAC has not requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material amount of Taxes, nor is any such request outstanding.

(k)        The SPAC: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the SPAC is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not and has never been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(e)(1)(A)(ii) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the SPAC is or was the common parent corporation.

(l)        Notwithstanding anything to the contrary in this Agreement, this Section 3.12 contains the sole representations and warranties of the SPAC concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 3.12), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of the SPAC in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

3.13        Employees and Employee Benefit Plans. Since its date of incorporation, the SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.14        Properties. The SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The SPAC does not own or lease any material real property or material physical assets.

3.15        Material Contracts.

(a)        Except as set forth on Schedule 3.15(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by the SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the SPAC as its business is currently conducted, any acquisition of material property by the SPAC, or restricts in any material respect the ability of the SPAC to engage in business as currently conducted by it or compete with any other Person (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)        With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against the SPAC and, to the Knowledge of the SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of the SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the SPAC under any SPAC Material Contract.

3.16        Transactions with Affiliates. Schedule 3.16 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future material Liabilities, Indebtedness owed or obligations between the SPAC or any of its Subsidiaries and any (a) present or former director, sponsor, officer or employee or Affiliate of the SPAC, or any of their respective “associates” or “immediate family” member (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any of the foregoing, or (b) record or beneficial owner of more than ten percent (10%) of the SPAC’s outstanding capital stock as of the date hereof, other than (x) for payment of salary or (y) reimbursement for reasonable expenses less than $500,000 incurred on behalf of the SPAC in the ordinary course of business consistent with past practice. The SPAC acknowledges that none of their respective “immediate family” members owns directly or indirectly in whole or in part, or has any other material interest in, any material tangible or real property that the SPAC uses, owns or leases (other than through any equity interest in the SPAC). To the extent not filed with the SEC prior to the date of this Agreement, true and complete copies of such Contracts have been provided to the Company.

3.17        Business Activities. Since its incorporation, the SPAC has not conducted any business activities other than activities directed toward completing a Business Combination.

3.18        Investment Company Act. The SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

3.19        Finders and Brokers. Except as set forth on Schedule 3.19, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the SPAC, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the SPAC.

3.20        Certain Business Practices.

(a)        Since its incorporation, neither the SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the SPAC or assist it in connection with any actual or proposed transaction.

(b)        The operations of the SPAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority, and no Action involving the SPAC with respect to any of the foregoing is pending or, to the Knowledge of the SPAC, threatened.

(c)        None of the SPAC or any of its directors or officers, or, to the Knowledge of the SPAC, any other Representative acting on behalf of the SPAC, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the SPAC has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.21        Trust Account. The Trust Account has a balance of no less than $105,094,088. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. The SPAC has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the SPAC or, to the Knowledge of the SPAC, by the Trustee. There are no separate agreements, side letters or other agreements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than the underwriters of the IPO, Public Stockholders who shall have elected to redeem their SPAC Common Stock pursuant to the SPAC Certificate of Incorporation or in connection with an extension of the SPAC’s deadline to consummate a Business Combination) (or the SPAC with respect to the income earned on the proceeds of the Trust Account to cover any tax obligations) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement. There are no claims or proceedings pending or, to the Knowledge of the SPAC, threatened in writing with respect to the Trust Account. Since its incorporation, the SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). Following the Effective Time, no Public Stockholder shall be entitled to receive any amount from the Trust Account.

3.22        Information Supplied. None of the information supplied or to be supplied by the SPAC expressly for inclusion in the Proxy Statement/Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Public Stockholders or at the time of the SPAC Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.23        Independent Investigation. Notwithstanding anything contained in this Agreement, the SPAC and its respective directors, managers, officers, employees, equityholders, partners, members and representatives, acknowledge and agree that the SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement.

3.24        No Other Representations or Warranties. Except for the representations and warranties expressly made by the SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or as expressly set forth in an Ancillary Document, none of the SPAC nor any other Person on its behalf makes any express representation or warranty with respect to the SPAC, the SPAC Securities, the business of the SPAC, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the SPAC hereby expressly disclaims any other representations or warranties, whether made by the SPAC or any of its Representatives. Except for the representations and warranties expressly made by the SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or in an Ancillary Document, the SPAC hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of the SPAC), including any representations or warranties regarding the probable success or profitability of the businesses of the SPAC.

3.25        Lock-Up Agreements. All existing lock-up agreements between the SPAC and any of its stockholders or holders of any SPAC Securities entered into in connection with the initial public offering of the SPAC provide for a lock-up period that is in full force and effect.

Article IV
REPRESENTATIONS AND WARRANTIES OF MERGER SUB

4.1        Organization and Standing. Merger Sub is a Delaware corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed to do business in each jurisdiction in which its ownership of property or the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Merger Sub has heretofore made available to the SPAC and the Company true, accurate and complete copies of its Organizational Documents as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

4.2        Authorization; Binding Agreement. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is, or is contemplated to be, a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which Merger Sub is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate actions and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which Merger Sub is, or is contemplated to be, a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Merger Sub is, or is contemplated to be, a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3        Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Merger Sub, is required to be obtained or made in connection with the execution, delivery or performance by Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

4.4        Non-Contravention. The execution and delivery by Merger Sub of this Agreement and each Ancillary Document to which it is, or is contemplated to be, a party, the consummation by Merger Sub of the transactions contemplated hereby and thereby, and compliance by Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, including waiting periods, approvals, clearances, required antitrust filings or orders required under Antitrust Laws, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Merger Sub or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract of Merger Sub, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not been and would not reasonably be expected to be, individually or in the aggregate, material to Merger Sub or prevent Merger Sub to consummate the transactions contemplated by this Agreement.

4.5        Ownership. As of the date hereof, the Company is the sole owner of all the equity interests of Merger Sub. Prior to giving effect to the transactions contemplated by this Agreement, Merger Sub does not have any Subsidiaries or own any equity interest in any other Person.

4.6        Activities of Merger Sub. Since its incorporation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby, and, other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

4.7        Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the SPAC, Merger Sub or any Target Company or any of their respective Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merger Sub.

4.8        Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV, Merger Sub hereby expressly disclaims and negates any other express representation or warranty whatsoever (whether at Law or in equity) with respect to Merger Sub, and any matters relating to it, including its affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Merger Sub nor any other person on behalf of Merger Sub has made or makes, any representation or warranty with respect to any projections, forecasts, estimates or budgets made available to the SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the SPAC, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedules delivered by the Company to the SPAC on the date hereof (the “Company Disclosure Schedule”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) as otherwise disclosed by the Company in the Public Filing, the Company hereby represents and warrants to the SPAC, as of the date hereof and as of the Closing, as follows:

5.1        Organization and Standing. The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. The Target Companies have all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Target Companies is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized or existing would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. The Company has provided to the SPAC accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

5.2        Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been (or, in the case of Ancillary Documents to be entered into at or prior to Closing, will be) duly and validly authorized by the board of directors and/or shareholders of the Company (if applicable) and (b) other than the Required Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby (other than the filing and recordation of appropriate merger documents as required by the Cayman Companies Act). This Agreement has been, and each Ancillary Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

5.3        Capitalization.

(a)        As of the date of this Agreement, (i) the Company’s authorized share capital is $250,000 divided into 1,613,343,488 ordinary shares, par value $0.0001 (the “Company Ordinary Shares”) and 886,656,512 preferred shares, par value $0.0001 (the “Company Preferred Shares” and together with the Company Ordinary Shares, the “Company Shares”); (ii) the Company Preferred Shares are divided into four series, (a) one of which series is designated as Series C Preferred Shares and consists of up to 371,600,000 shares (the “Company Series C Preferred Shares”), (b) one of which series is designated as Series B Preferred Shares and consists of up to 300,356,512 share (the “Company Series B Preferred Shares”), (c) one of which series is designated as Series A1 Preferred Shares and consists of up to 132,100,000 shares (the “Company Series A1 Preferred Shares”) and (d) one of which series is designated as Series A2 Preferred Shares and consists of up to 82,600,000 shares (the “Company Series A2 Preferred Shares”); and (iii) the issued and outstanding capital shares of the Company consists of 400,226,098 Company Ordinary Shares, 256,449,944 Company Series C Preferred Shares, 297,352,949 Company Series B Preferred Shares, 132,057,583 Company Series A1 Preferred Shares and 73,371,157 Company Series A2 Preferred Shares. All outstanding Company Shares have been validly and duly authorized, allotted, issued, fully paid, nonassessable and free of any Liens, other than those imposed under the Company’s Organizational Documents.

(b)        As of the date of this Agreement, the Company has reserved 337,225,866 Company Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, (i) 256,143,676 of such shares are currently issued and outstanding and (ii) 41,127,970 shares remain available for future awards permitted under the Company Equity Plan. As of the date of this Agreement, the Company has furnished to the SPAC complete and accurate copies of (i) the Company Equity Plan and forms of agreements used thereunder and (ii) all of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws, in all material respects. As of the date of this Agreement, except as set forth on Schedule 5.3(b), there are no (i) Company Convertible Securities, (ii) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company or (iii) voting trusts, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests to which the Company is a party. As of the date of this Agreement, except as set forth in the Company’s Organizational Documents or Schedule 5.3(b), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities.

(c)        Each Company Option intended to qualify as an “incentive stock option” under the Code so qualifies. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, and: (i) the share option agreement governing such grant was duly executed and delivered by each party thereto; (ii) each such grant was made in accordance with the terms of the Company Equity Plan and all other applicable Laws; and (iii) the per share exercise price of each Company Option was equal or greater than the fair market value of a Company Ordinary Share on the applicable grant date.

5.4        Subsidiaries. Schedule 5.4 sets forth the legal name and jurisdiction of organization of each Subsidiary of the Company. All of the outstanding equity securities of each Subsidiary of the Company are owned by the Company or another Subsidiary of the Company and have been validly and duly authorized, fully paid, nonassessable and free of any Liens, other than those imposed by such Subsidiary’s Organizational Documents or as would not be material to the Target Companies, taken as a whole.

5.5        Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or notice to any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws or (c) where the failure to obtain or much such Consents or to make such notices would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

5.6        Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is party, the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, (c) violate, conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under or (d) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (a), (b) and (c), as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

5.7        Financial Statements.

(a)        As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated statements of financial position of the Target Companies as of December 31, 2021 and December 31, 2020, and the related audited consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with PCAOB standards (the “Audited Company Financials”) and (ii) the Company prepared financial statements, consisting of the consolidated statement of financial position of the Target Companies as of June 30, 2022 (the “Interim Balance Sheet Date”) and the related consolidated statement of profit or loss and other comprehensive income, changes in equity and cash flows for the six (6) months then ended. The Audited Company Financials, when delivered by the Company, (i) will have been prepared from, and will be in accordance in all material respects, with, the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) when included in the Registration Statement for filing with the SEC following the date of this Agreement, will comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC, in each case, as in effect as of the respective dates thereof and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)        Each Target Company maintains accurate books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that, to the Knowledge of the Company, provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to account for such Target Company’s assets. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past three (3) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)        Except as set forth on Schedule 5.7(c), neither the Company nor, to the Knowledge of the Company, any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation in writing regarding any of the foregoing.

5.8        Absence of Certain Changes. Except as set forth on Schedule 5.8, since June 30, 2022, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice and (b) not been subject to a Material Adverse Effect.

5.9        Compliance with Laws. Except for (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.20) and compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 5.14), for the three (3) year period immediately preceding the date of this Agreement and (ii) as would not be material to the Target Companies, taken as a whole, no Target Company is or has been in material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2017, any written notice from a Governmental Authority of any non-compliance with any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected. For purposes of this Section 5.9, “material” shall mean having or being reasonably expected to have a Material Adverse Effect on the Target Companies taken as a whole.

5.10        Company Permits. Each Target Company holds all Permits necessary to lawfully conduct its business as presently conducted and to own, lease and operate its assets and properties and to develop, design, test, study, process, manufacture, label, store, handle, package, import, export, and distribute its pipeline products (collectively, the “Company Permits”), except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole. The Company has made available to the SPAC true, correct and complete copies of all material Company Permits, all of which are listed on Schedule 5.10. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, all of the Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written notice of any Actions relating to the revocation or modification of any Company Permit, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

5.11        Litigation. Except as described on Schedule 5.11 or as would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened, and no such Action has been brought in the past three (3) years or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Target Company, its current or former directors or officers (provided, that any litigation involving the directors or officers of a Target Company must be related to the Target Company’s business or assets), its business, equity securities or assets.

5.12        Material Contracts.

(a)        Schedule 5.12(a) sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xi) below to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 5.12(a), other than a Company Benefit Plan, a “Company Material Contract”) and the Company has made available to the SPAC, true, correct and complete copies of, each:

(i)        contains covenants that materially limit the ability of any Target Company (A) (1) to compete in any line of business, with any Person or in any geographic area, (2) to sell or provide any service or product or (3) to solicit any Person, other than in respect of customary non-disclosure agreements entered into by any Target Company in the ordinary course of business or (B) to purchase or acquire an interest in any other Person;

(ii)        providing for the formation of any joint venture or profit-sharing agreement or arrangement;

(iii)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000 between the Company and any Subsidiary;

(iv)        was entered into during the past three (3) years involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $5,000,000 (other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, (B) in the ordinary course of business consistent with past practice or (C) between the Company and any Subsidiaries);

(v)        pursuant to which payments or receipts by the Target Companies under such Contract or Contracts exceeded $500,000 in the fiscal year ending December 31, 2021 in the aggregate (other than any Contract for professional services rendered in connection with the Public Filing or an initial public offering of the Company on the Hong Kong Stock Exchange);

(vi)        is with any Top Supplier, excluding any non-disclosure agreements, purchaser order forms, sales acknowledgement forms or similar agreements entered into in the ordinary course of business consistent with past practice;

(vii)        is between any Target Company and any directors, officers or employees of a Target Company (including, for the avoidance of doubt, the Key Management) (other than at-will employment arrangements, employee confidentiality and invention assignment agreements or equity or incentive equity agreements with employees entered into in the ordinary course of business consistent with past practice) or any Related Person;

(viii)        obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(ix)        relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations) that would be reasonably likely to involve payments in excess of $500,000 after the date of this Agreement;

(x)        relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company, other than (A) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software”), (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to any Target Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to any Target Company (the “Company IP Licenses”); or

(xi)        the termination of which, would be otherwise material to the Target Companies, taken as a whole and not covered by clauses (i) through (x) above.

(b)        The Target Companies are not in breach of or default under the terms of any Company Material Contract and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and no event has occurred or not occurred through any of the Target Companies’ action or inaction or, to the Knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, in each case, except as would not reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Each Company Material Contract (i) is a valid and binding obligation of the Target Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case, except as would not be reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. There are no, and since December 31, 2019 there have not been, disputes pending or, to the Knowledge of the Company, threatened with respect to any Company Material Contract, and the Target Companies have not received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, except as would not be reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

5.13        Intellectual Property.

(a)        Schedule 5.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications in each case for which a Target Company is the owner, applicant or assignee of record as of the date hereof (“Company Registered IP”), specifying as to each item, as applicable: (A) the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Trademarks. Each Target Company owns, free and clear of all Liens (other than Permitted Liens) any and all Intellectual Property owned, in whole or in party by the Target Company (“Company IP”) or has valid and enforceable licenses to all other Intellectual Property that is material to the conduct of such Target Company’s business as currently conducted. Except as set forth on Schedule 5.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b)        No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any material Intellectual Property currently owned by the Target Company or the material Intellectual Property licenses to a Target Company under the Company IP Licenses, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person as a consequence of the business activities of any Target Company as currently conducted. There are no Orders to which any Target Company is a party or its otherwise bound that restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company. No Target Company is currently infringing any Intellectual Property of any other Person in any material respect in connection with the use of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies as currently conducted. To the Company’s Knowledge, no third party is currently, or in the past three (3) years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(c)        All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of a Target Company) of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies ownership of all Intellectual Property arising from the services performed for a Target Company by such Persons (or such ownership vested in the Target Company by operation of Law). No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. Each Target Company has taken reasonable security measures designed to protect the secrecy, confidentiality and value of the material Company IP.

(d)        Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Target Companies taken as a whole, to the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied in all material respects with its own privacy policies and guidelines, if any, each with respect to the Target Companies’ collection, processing and use of personal information.

(e)        The consummation of any of the transactions contemplated by this Agreement will not result in any acceleration of any payments with respect to any material Intellectual Property licensed to a Target Company under a Company IP License, except as would not reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights, except as would not reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, under Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

5.14        Taxes and Returns.

(a)        Each Target Company has or will have timely filed, or caused to be timely filed, all material U.S. federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in the Company Financials have been established.

(b)        There is no Action currently pending or, to the Knowledge of the Company, threatened in writing against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)        No Target Company is currently being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is currently contemplated or currently pending. There are no claims, assessments, audits, examinations, investigations or other Actions currently pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it that remains unpaid (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)        There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)        No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f)        No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g)        No Target Company has engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(h)        No Target Company has any Liability for the Taxes of another Person (other than another Target Company) that is not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(i)        No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material amount of Taxes, nor is any such request outstanding.

(j)        No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(e)(1)(A)(ii) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(k)        To the Knowledge of the Company, no Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the qualification of the Intended Tax Treatment.

(l)        Notwithstanding anything to the contrary in this Agreement, this Section 5.14 contains the sole representations and warranties of the Company concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 5.14), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of any Target Company in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

5.15        Real Property. Schedule 5.15 contains a complete and accurate list of all material leases, subleases and occupancy agreements and documents, including all amendments (collectively, the “Company Real Property Leases”). The Company has made available to the SPAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases and to the Knowledge of the Company, no Target Company has received written notice of any such condition. No Target Company owns or has ever owned any real property or any interest therein.

5.16        Personal Property

. Except as (a) set forth on Schedule 5.16 or (b) as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole, each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $100,000 (“Company Personal Property Leases”) are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the SPAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

5.17        Title to Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets and properties, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the consolidated balance sheet of the Target Companies as of the Interim Balance Sheet Date. The material tangible assets (excluding Intellectual Property) of the Target Companies constitute all of the material tangible assets that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies.

5.18        Employee Matters.

(a)        Except as set forth in Schedule 5.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)        Except as set forth in Schedule 5.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, employee classification, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 5.18(b), there are no Actions pending or, to the Knowledge of any Target Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

5.19        Benefit Plans.

(a)        Set forth on Schedule 5.19(a) is a true and complete list of each material Benefit Plan of a Target Company (each, a “Company Benefit Plan”) and denotes with an asterisk each material Non-U.S. Plan. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m), or (o) of the Code, nor does any Target Company have any liability with respect to any collectively bargained for plans, whether or not subject to the provisions of ERISA.

(b)        Each Company Benefit Plan is and has been operated, administered and funded at all times in compliance with all applicable Laws in all material respects, including, but not limited to, ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)        With respect to each material Company Benefit Plan listed on Schedule 5.19(a), the Company has provided to the SPAC accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and summary of material modifications thereto; (iii) the most recent nondiscrimination testing report; (iv) the most recent determination letter received from the IRS, if any; and (v) all material communications with any Governmental Authority within the last three (3) years.

(d)        With respect to each Company Benefit Plan: (i) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)        No Company Benefit Plan is currently a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that would reasonably be expected to cause such Liability to be incurred. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)        No arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)        With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees).

(h)        Except as set forth on Schedule 5.19(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)        All Company Benefit Plans can be terminated at any time prior to the Closing Date without resulting in any material Liability to the Company Surviving Subsidiary or the SPAC or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities; provided that the foregoing shall not include arrangements entered into by the Target Companies in connection with the transactions contemplated by this Agreement.

(j)        Each Company Benefit Plan that is subject to Section 409A of the Code as of the Closing Date has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No payment to be made under any Company Benefit Plan will reasonably be expected to be subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

5.20        Environmental Matters. Except as set forth in Schedule 5.20:

(a)        Each Target Company is, and in the three (3) year period immediately preceding the date of this Agreement has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), except where such non-compliance would not reasonably be expected to be material to the Target Companies, taken as a whole. In the three (3) year period immediately preceding the date of this Agreement, no Action is pending or, to the Knowledge of the Company, threatened in writing to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits, except where such non-compliance would not reasonably be expected to be material to the Target Companies, taken as a whole.

(b)        In the three (3) year period immediately preceding the date of this Agreement, no Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be material to the Target Companies, taken as a whole.

(c)        In the three (3) year period immediately preceding the date of this Agreement, no Action has been made or is pending, or to the Knowledge of the Company, threatened in writing against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any applicable Environmental Law, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be material to the Target Companies, taken as a whole.

(d)        In the three (3) year period immediately preceding the date of this Agreement, no Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be material to the Target Companies, taken as a whole.

5.21        Transactions with Related Persons. Except as set forth on Schedule 5.21, there are no material contracts or Contracts between any Target Company, on the one hand, and any Affiliate of any Target Company, present officer or director of any Target Company, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Ordinary Shares constituting, as of the date of this Agreement, more than 5% of the total number of Company Ordinary Shares on a fully diluted basis, calculated on the date of this Agreement (each of the foregoing, a “Related Person”), on the other hand, other than for (a) Contracts and arrangements related or incidental to any Related Person’s employment or retention as a director or other service provider by a Target Company (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of the Target Company in the ordinary course of business consistent with applicable Target Company policies and arrangements related or incidental thereto and (c) Contracts relating to a Related Person’s status as a holder of Company Ordinary Shares.

5.22        Insurance. As of the date of this Agreement, the Target Companies have material policies of property, fire and casualty, workers’ compensation and other forms of insurance in place. Except as would not, individually or in the aggregate, be expected to be material to the Target Companies, taken as a whole, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

5.23        [Reserved].

5.24        Top Suppliers. Schedule 5.24 lists, as of the date of this Agreement, the ten (10) largest suppliers of goods or services to the Target Companies by annual revenue (collectively, the “Top Suppliers”). As of the date hereof, the relationships of each Target Company with such suppliers are good commercial working relationships and to the Knowledge of the Company, no Top Supplier intends to cancel, or otherwise terminate, any material relationships with the Target Companies. As of the date of this Agreement, no Target Company has any ongoing material dispute with any Top Supplier.

5.25        Certain Business Practices.

(a)        During the past three (3) years, no Target Company, nor to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment.

(b)        To the Knowledge of the Company, the Target Companies are currently and have been, in the past three (3) years, in material compliance with anti-money laundering laws, regulations, rules and guidelines by any Governmental Authority in any applicable jurisdiction, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)        No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the past three (3) years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

5.26        Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a)        Except as set forth on Schedule 5.26(a):

(b)        Neither the Company, nor, to the Knowledge of the Company, any officer, director, manager or employee to whom Company has given access to Personal Data or Protected Health Information, is in material violation of any applicable Privacy Laws;

(c)        Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Target Companies taken as a whole, to the Knowledge of the Company, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company;

(d)        Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Target Companies taken as a whole, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company, and (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and

(e)        Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Target Companies taken as a whole, to the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to or involving Personal Data or Protected Health Information.

5.27        Compliance with Health Care Laws.

(a)        Except as set forth on Schedule 5.27(a):

(b)        the Company, including the conduct of its business, is and has been at all times during the past three (3) years in compliance with all applicable Health Care Laws, except where non-compliance would not reasonably be expected to have a Material Adverse Effect on the Target Companies taken as a whole;

(c)        the Company holds, and is operating in compliance in all material respects with, all Permits of the FDA and other foreign, federal, state and local regulatory authorities required for the lawful conduct of its business as currently conducted, including, but not limited to, Investigational New Drug Applications (“INDs”);

(d)        all data, information and representations contained in any submission to, or communications with, the FDA or other foreign regulatory authorities were accurate, truthful and non-misleading in all material respects when submitted or communicated to the FDA or other foreign regulatory authorities (or were corrected in or supplemented by a subsequent submission or communication) and, to the Knowledge of the Company, remain so currently;

(e)        no Company clinical study or clinical trial has been terminated or suspended by the FDA or any other applicable Governmental Authority or Institutional Review Board, and neither the FDA nor any other applicable Governmental Authority has commenced or threatened to initiate any clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical study or clinical trial;

(f)        the Company has to date developed, designed, tested, studied, processed, manufactured, labeled, stored, handled, packaged, imported, exported, and distributed the Company pipeline products and services in compliance in all material respects with all applicable Health Care Laws or other Law. As of the date of this Agreement, the Company has not received, and to the Knowledge of the Company, there is no pending civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, Warning Letter, untitled letter, It Has Come To Our Attention Letter, regulatory communication, proceeding or request for information from the FDA or any Governmental Authority concerning material noncompliance with Health Care Laws or other Law with regard to the Company or Company pipeline products or services; and

(g)        neither the Company nor, to the Knowledge of the Company, any of its Affiliates, officers, directors, or employees has, in the past six (6) years: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any other Governmental Authority; nor (iii) made an untrue statement of a material fact or material fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time of such disclosure in the foregoing in this subsection, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

5.28        Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

5.29        Finders and Brokers. Except as set forth in Schedule 5.29, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Target Company or any of their respective Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

5.30        Independent Investigation. Notwithstanding anything contained in this Agreement, the Company and its respective directors, managers, officers, employees, equityholders, partners, members and representatives, acknowledge and agree that the Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the SPAC, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the SPAC for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the SPAC set forth in Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the SPAC nor any of its Representatives have made any representation or warranty as to the SPAC or this Agreement, except as expressly set forth in this Agreement.

5.31        Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion in the Proxy Statement/Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Public Stockholders or at the time of the SPAC Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.32        No Other Representations. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express representation or warranty with respect to any of the Target Companies, the Company Security Holders, the Company Shares, the business of the Target Companies, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether made by any Target Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the SPAC or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the SPAC or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

Article VI
COVENANTS

6.1        Access and Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 6.15, the Company shall give, and shall cause its Representatives to give, the SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, books and records, financial and operating data and other existing information, of or pertaining to the Target Companies, as the SPAC or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Company’s Representatives to reasonably cooperate with the SPAC and its Representatives in their investigation; provided, however, that the SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, including invasive or intrusive investigations; provided, further, that the SPAC and its Representatives shall not, without the prior written consent of the Company, make inquiries of Persons having business relationships with the Company (including suppliers, customers and vendors) regarding the Company or such business relationships. Notwithstanding anything to the contrary in this Agreement, no Target Company shall be required to disclose any information to the SPAC or its Representatives to the extent such disclosure would, in their reasonable determination (i) result in a loss of any attorney-client or other similar legal privilege (ii) contravene any applicable Law, (iii) contravene the confidentiality restrictions in any Contract to which the disclosing Person is a party; provided that the Target Companies shall use good faith efforts to provide access that complies with such confidentiality restriction or (iv) violate applicable Laws. Nothing in this Section 6.1 shall require any Target Company to disclose or provide access to any information which primarily relates to the negotiation of this Agreement or the transactions contemplated hereby. All information obtained pursuant to this Section 6.1 shall be subject to the Confidentiality Agreement (as defined below).

6.2        Conduct of Business of the Company.

(a)        During the Interim Period, except (i) as set forth on Schedule 6.2, (ii) to the extent necessary to comply with the Company’s obligations under this Agreement or any Ancillary Document, (iii) as necessary to ensure that the Company complies with all applicable Laws, including Antitrust Laws and mandatory measures enacted by any Governmental Authority in response to the COVID-19 pandemic or (iv) the SPAC’s consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) materially comply with all material applicable Laws (including, but not limited to, Health Care Laws) and (C) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided, that failure to take any action which is prohibited by the provisions of Section 6.2(b) shall not constitute a breach of this Section 6.2(a); provided, that no action by the Company or its Subsidiaries specifically permitted as an exception to the actions which are otherwise prohibited by the provisions of Section 6.2(b) shall be deemed a breach of this Section 6.2(a).

(b)        Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as required by applicable Law, during the Interim Period, except (1) as set forth on Schedule 6.2, (2) to the extent necessary to comply with the Company’s obligations under the Agreement or any Ancillary Document, (3) as necessary to ensure that the Company or its Subsidiaries complies with applicable Law, including antitrust laws and mandatory measures enacted by any Governmental Authority in response to the COVID-19 pandemic or (4) with the prior written consent of the SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i)        amend or otherwise change, in any material respect, its Organizational Documents, except as required by applicable Law, it being understood that routine administrative amendments (such as changes in directors or officers, changes in share capital that is otherwise permitted hereunder, and other similar amendments) are not material;

(ii)        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards; provided that none of (x) any issuance of shares that will be part of the Pre-Split Fully-Diluted Company Shares, (y) the exercise or settlement of any Company Options or grants of Company Options under the Company Equity Plan nor (z) the conversion of any Company Convertible Securities shall require the consent of the SPAC;

(iii)        recapitalize or reclassify any of its shares or other equity interests or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the forfeiture of Company Options held by or repurchase of Company Ordinary Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date of this Agreement providing for the repurchase of shares in connection with any termination of service);

(iv)        incur, create, assume or otherwise become liable for any Indebtedness in excess of $250,000 (individually or in the aggregate);

(v)        materially increase the wages, salaries or compensation of its employees other than in the ordinary course of business consistent with past practice, or make or commit to make any significant bonus payment (whether in cash, property or securities other than Company Options) other than in the ordinary course of business consistent with past practice, to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or in the case of the renewal of group health or welfare plans, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)        make or rescind any material election relating to Taxes, settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended material Tax Return or claim for a material Tax refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(vii)        transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company IP (other than in the ordinary course of business consistent with past practice);

(viii)        terminate, or waive or assign any material right under, any Company Material Contract (except for assignment to a Target Company) or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix)        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)        enter into any new line of business;

(xi)        fail to use commercially reasonable efforts to keep in force material insurance policies, or replacement or revised policies providing insurance coverage with respect to its material assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii)        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on a Target Company) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiii)        effect any layoff of more than fifteen (15) employees at once, at any of its facilities;

(xiv)        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof;

(xv)        make capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate);

(xvi)        adopt a plan of complete or partial liquidation, dissolution, winding up or other reorganization (other than with respect to any dormant entities);

(xvii)        take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xviii)        authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by a Target Company to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 6.2. The Company shall notify the SPAC in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Target Companies.

6.3        Conduct of Business of the SPAC.

(a)        Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly contemplated by this Agreement or the Ancillary Documents or (ii) as required by Law, the SPAC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the SPAC and its Subsidiaries and their respective businesses, assets and employees and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)        Without limiting the generality of Section 6.3(a) and except as contemplated by this Agreement or the Ancillary Documents, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the SPAC shall not, and shall cause its Subsidiaries not to:

(i)        amend, waive or otherwise change, in any material respect, its Organizational Documents, except as required by applicable Law or extend the deadline by which the SPAC must complete its Business Combination (an “Extension”) by an additional three (3) months, up to two (2) times in accordance with Section 6.20;

(ii)        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of SPAC securities issuable upon conversion or exchange of outstanding SPAC securities in accordance with their terms;

(iii)        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)        make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended material Tax Return or claim for a material Tax refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(v)        directly or indirectly increase the compensation or benefits payable, whether conditionally or otherwise, to any director or officer or adopt a new compensation or benefit arrangement;

(vi)        amend, waive or otherwise change the Trust Agreement in any manner adverse to the SPAC;

(vii)        enter into any consulting or advisory agreements or similar arrangements;

(viii)        terminate, waive or assign any material right under any SPAC Material Contract;

(ix)        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)        establish any Subsidiary or enter into any new line of business;

(xi)        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii)        revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the SPAC’s outside auditors;

(xiii)        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiv)        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv)        make capital expenditures (excluding for the avoidance of doubt, incurring any Expenses);

(xvi)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvii)        voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xviii)        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix)        take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)        authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the SPAC or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 6.3. The SPAC shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the SPAC and its Subsidiaries.

6.4        Annual and Interim Financial Statements

. During the Interim Period, within forty-five (45) calendar days following the end of each of the fiscal quarters ending March 31, June 30 and September 30 and within ninety (90) calendar days following the end of the fiscal year ending December 31, the Company will use its reasonable best efforts to deliver to the SPAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year (the “Interim Period Financials”). From the date hereof through the Closing Date, the Company will also promptly deliver to the SPAC copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

6.5        SPAC Public Filings. During the Interim Period, the SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the SPAC Public Units, the SPAC Common Stock and the SPAC Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Company Ordinary Shares and the Company Public Warrants.

6.6        No Solicitation.

(a)        For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction and (ii) an “Alternative Transaction” means any of the following transactions involving the Company or the SPAC (other than the transactions contemplated by this Agreement): (x) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, public investment or public offering; or (y) any sale, lease, exchange, transfer or other disposition of all or a material part of the assets of such Person (other than sales of inventory or obsolete equipment in the ordinary course) or any class or series of the capital stock, membership interests or other equity interests of the Company or the SPAC in a single transaction or series of transactions (other than any PIPE Financing).

(b)        During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

6.7        No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of the SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of the SPAC (other than to engage in the Merger in accordance with Article II), communicate such information to any third party, take any other action with respect to the SPAC in violation of such Laws, or cause or knowingly encourage any third party to do any of the foregoing.

6.8        Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (b) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (c) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9        Efforts.

(a)        Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)        In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing, notification, notice, submission or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby. Each Party will supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 6.9(b) may be redacted as necessary to comply with contractual arrangements or as necessary to address attorney-client or other privilege concerns. Any disclosures or provision of copies by one party to the other pursuant to this Section 6.9(b) may be restricted to outside counsel. Any fees and expenses related to the foregoing provisions of this Section 6.9(b) shall be borne equally by the Parties.

(c)        As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby.

(d)        Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10        Tax Matters.

(a)        None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) knowingly take any action, or knowingly fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Parties intend to report and, except to the extent otherwise required by a Law or by a “determination” within the meaning of Section 1313(a) of the Code, shall report, for U.S. federal income Tax purposes, the Merger in a manner consistent with the Intended Tax Treatment. This Agreement is and is hereby adopted as a “plan of reorganization” for purposes of Sections 354 and 368 of the Code and the Treasury Regulations promulgated thereunder with respect to the Merger. If (i) either Party requests a Tax opinion or (ii) in connection with the preparation and filing of the Registration Statement, or any other filing, the SEC requests or requires that any Tax opinion be prepared and submitted in connection with such filing, each Party shall use commercially reasonable efforts to deliver a “Tax Representation Letter,” containing customary representations of the applicable Party and reasonably acceptable to such Party, as shall be reasonably necessary or appropriate to enable outside legal counsel to render any opinion or advice, subject to customary assumptions and limitations, regarding the Intended Tax Treatment.

(b)        The Company shall be responsible for and shall pay any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

(c)        On or prior to the Closing Date, the SPAC shall deliver to the Company a certification pursuant to Treasury Regulations Section 1.1445-2(c) and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than thirty (30) days prior to the Closing Date, in a form reasonably acceptable to the Company, and signed by a responsible corporate officer of the SPAC.

6.11        Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.12        The Registration Statement.

(a)        As promptly as practicable after delivery of the Audited Company Financials, the SPAC and the Company shall jointly prepare and the Company shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company Securities to be issued under this Agreement to the holders of SPAC Securities pursuant to the Merger, which Registration Statement will also contain a proxy statement of the SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC stockholders for the matters to be acted upon at the SPAC Special Meeting and providing the Public Stockholders an opportunity in accordance with the SPAC’s Organizational Documents and the IPO Prospectus to have their SPAC Class A Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the SPAC Stockholder Approval Matters. Any SEC filing fee or printer expenses related to the Registration Statement shall be borne 50% by the Company and 50% by the SPAC. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC stockholders to vote, at a special meeting of SPAC stockholders to be called and held, no later than thirty (30) days after Registration Statement has become effective for such purpose (the “SPAC Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger, by the holders of SPAC Common Stock in accordance with the SPAC’s Organizational Documents and IPO Prospectus, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq (the approvals described in the foregoing clause, the “SPAC Stockholder Approval Matters”) and (ii) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the Public Stockholders in the Registration Statement and agreed to by the SPAC and the Company. The board of directors of the SPAC shall not withdraw, amend, qualify or modify its unanimous recommendation to the Public Stockholders that they vote in favor of the SPAC Stockholder Approval Matters (together with any withdrawal, amendment, qualification or modification of its recommendation to the Public Stockholders described in the Recitals hereto, a “Modification in Recommendation”). The SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the SPAC Special Meeting shall not be affected by any Modification in Recommendation. If, and only if, on the date for which the SPAC Special Meeting is scheduled, the SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Stockholder Approval, whether or not a quorum is present, the SPAC may make one or more successive postponements or adjournments of the SPAC Special Meeting; provided that the SPAC Special Meeting (x) is not postponed or adjourned to a date that is more than fifteen (15) days after the date for which the SPAC Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Outside Date. In connection with the Registration Statement, the SPAC and the Company will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq. The SPAC and the Company shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any exhibit, amendment or supplement thereto prior to filing the same with the SEC. The SPAC shall consider any such comments timely made in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith. The SPAC shall not file the Registration Statement or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. The Company shall provide the SPAC with such information concerning the Target Companies and their shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto.

(b)        The SPAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Special Meeting and the Redemption. Each of the SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and the SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The SPAC and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC’s Organizational Documents; provided, however, that the SPAC shall not amend or supplement the Registration Statement without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

(c)        Each of the SPAC and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to respond to comments from the SEC and become effective. The SPAC shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the SPAC or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the SPAC shall consider any such comments timely made in good faith under the circumstances and accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith.

(d)        As soon as practicable following the Registration Statement becoming effective, the SPAC shall distribute the Registration Statement to SPAC’s stockholders, and, pursuant thereto, shall call the SPAC Special Meeting in accordance with the Securities Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e)        The SPAC and the Company shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Special Meeting and the Redemption.

6.13        Company Shareholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will solicit written consents in order to obtain the Required Company Shareholder Approval.

6.14        Public Announcements.

(a)        The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the SPAC and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the SPAC and the Company reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, that subject to this Section 6.14, the Parties and their Affiliates may make internal communications regarding this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby to their and their Affiliates’ respective directors, officers and employees without the consent of any other Party and may make public statements regarding this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby containing information or events already publicly known other than as a result of a breach of this Section 6.14.

(b)        The SPAC and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The SPAC and the Company shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Company shall file a report of foreign private issuer on Form 6-K and a shell company report on Form 20-F (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company and the SPAC shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.15        Confidential Information. The Parties acknowledge that the information being provided to them in connection with transactions contemplated by this Agreement is subject to the terms of that certain Confidentiality Agreement, dated April 12, 2022, between the Company and the SPAC (as may be amended from time to time, the “Confidentiality Agreement”), the terms of which shall survive the Closing (except as expressly provided in the following sentence); provided, that the SPAC shall be entitled to use or disclose such information in investigating, or defending itself against, any Proceeding relating to this Agreement or the transactions contemplated hereby or for the purposes of complying with this Agreement and consummating the transactions contemplated hereby. Effective upon, and only upon, the Closing, the SPAC’s obligations under the Confidentiality Agreement shall terminate with respect to information to the extent relating to the Target Companies.

6.16        [Reserved].

6.17        Post-Closing Board of Directors and Executive Officers.

(a)        The Company shall take all necessary action, including causing the directors of the Company to resign, so that effective immediately after the Effective Time, the Company’s board of directors (the “Post-Closing Company Board”) will consist of seven (7) individuals: one (1) person that is designated by the SPAC prior to the Closing (the “SPAC Director Designee”); five (5) persons that are designated by the Company prior to the Closing (the “Company Director Designees”), at least three (3) of whom shall be required to qualify as an independent director under the Nasdaq rules; and one (1) person that is mutually designated by the SPAC and the Company prior to the Closing, who shall be required to qualify as an independent director under the Nasdaq rules; provided that the applicable Party shall only designate Person(s) eligible to serve as a director on the Post-Closing Company Board in accordance with the applicable corporate governance standards and qualifications set forth by Nasdaq and any SEC rules, regulations or provisions related to individuals serving on the board of directors of a public company. At or prior to the Closing, the Company will execute and deliver to each member of the Post-Closing Company Board a customary director indemnification agreement, in form and substance reasonably acceptable to the Company and the SPAC.

(b)        The Parties shall take all action necessary so that the individuals serving as the chief executive officer and chief financial officer, respectively, of the Company immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

6.18        Indemnification of Directors and Officers; Tail Insurance.

(a)        The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the SPAC (the “D&O Indemnified Persons”) as provided in the Organizational Documents of the SPAC or under any agreement relating to the exculpation or indemnification of, or advancement of expenses to, any D&O Indemnified Person or any employment or other similar agreement between any D&O Indemnified Person and the SPAC as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, the Company shall cause the Organizational Documents of the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the SPAC to the extent permitted by applicable Law. The provisions of this Section 6.18 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)        At the Closing, the Company shall, or shall cause the SPAC (at the Company’s expense) to, subject to the approval of the Company (which approval shall not be unreasonably withheld, delayed or denied) obtain and fully pay the premium for a “tail” insurance policy naming the directors and officers of the SPAC as direct beneficiaries that provides coverage for up to a six-year period from and after the Closing for events occurring prior to the Closing (the “D&O Tail Insurance”) that is, in the aggregate, not less advantageous to such directors and officers than the SPAC’s existing policy (true, correct and complete copies of which have been heretofore made available to the SPAC or its agents or representatives), except that in no event shall the Company be required to pay an annual premium for such policy in excess of three hundred percent (300%) of the aggregate annualized premium payable by the SPAC for its existing policy. The SPAC shall provide the Company a copy of the D&O Tail Insurance policy and premium cost at least ten (10) Business Days in advance of the Closing Date for review. If obtained, the SPAC shall maintain the D&O Tail Insurance in full force and effect, continue to honor the obligations thereunder and timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

6.19        Trust Account Proceeds. Except for payments to be made out of the Trust Account in relation to the Redemption, none of the funds held in the Trust Account shall be released prior to the Closing. The SPAC shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall be obligated to disburse the funds in the Trust Account to pay all amounts due pursuant to the Redemptions and thereafter disburse the remaining funds in the Trust Account to pay (i) the Expenses of the SPAC, the Company and Merger Sub and (ii) any loans owed by the SPAC to MP One Investment, LLC for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the SPAC or expenses of the SPAC necessary for an Extension (such Extension expenses, “Extension Expenses”). Such amounts shall be paid at the Closing pursuant to written instructions delivered by the SPAC to Trustee at Closing.

6.20        Extension. The SPAC will exercise its right to extend the SPAC’s deadline to complete its initial business combination by three months at the Sponsor’s sole cost (including making additional deposits to the Trust Account) in the ordinary course as necessary, but no later than October 13, 2022. If the Closing is not consummated by January 12, 2023, the SPAC will exercise its right to extend the deadline by another three (3) months with the cost of such extension (including making additional deposits to the Trust Account) borne (i) solely by the Sponsor if the extension is due to matters within the SPAC’s control or (ii) equally by the Sponsor and the Company if the extension is due to matters within the Company’s control; provided that, in the case of (ii) above the Company shall have the same rights with respect to its deposit to the Trust Account as the Sponsor.

6.21        Nasdaq Capital Market Listing. The SPAC and the Company shall use their respective reasonable best efforts to cause, as promptly as practicable after the date of this Agreement, but in no event later than the Closing Date; (a) the Company’s initial listing application with the Nasdaq Capital Market in connection with the Merger to have been approved; (b) the Company to satisfy all applicable initial and continuing listing requirements of the Nasdaq Capital Market; and (c) the Company Ordinary Shares to have been approved for listing on the Nasdaq Capital Market, subject to official notice of issuance.

6.22        PCAOB Audited Financials. The Company shall use commercially reasonable efforts to deliver true and complete copies of the Audited Company Financials not later than September 15, 2022.

6.23        PIPE Financing. The SPAC and the Company shall use their reasonable best efforts to facilitate the Company to enter into Subscription Agreements with PIPE Investors for the sale of PIPE Shares upon Closing, pursuant to which such PIPE Investors commit to provide equity financing (subject to the terms and conditions thereof) in the aggregate gross amount of at least $25,000,000.

Article VII
NO SURVIVAL

7.1          No Survival. Representations and warranties contained in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the SPAC and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the SPAC or their respective Representatives with respect thereto. The covenants and agreements made in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article VIII
CLOSING CONDITIONS

8.1          Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the SPAC of the following conditions:

(a)        Required SPAC Stockholder Approval. The SPAC Stockholder Approval Matters that are submitted to the vote of the stockholders of the SPAC at the SPAC Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the SPAC at the SPAC Special Meeting in accordance with the SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Stockholder Approval”).

(b)        Required Company Shareholder Approval. Written consents representing the requisite vote of the Company Shareholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have been obtained, as necessary, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Shareholder Approval”).

(c)        Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d)        No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(e)        Net Tangible Assets Test. SPAC shall have not received valid redemption requests (that have not subsequently been withdrawn) that would require it to redeem SPAC Class A Common Stock in an amount that would cause the SPAC not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(f)        Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending.

(g)        Nasdaq Listing. Upon the Closing, the Company’s initial listing application with the Nasdaq Capital Market in connection with the Closing shall have been approved and, immediately following the Closing, the Company shall satisfy any applicable initial and continuing listing requirements of the Nasdaq Capital Market. In addition, the Company shall not have received any notice of non-compliance therewith, and the Company Ordinary Shares, shall have been approved for listing on the Nasdaq Capital Market.

8.2          Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)        Representations and Warranties.

(i)        Each of the representations and warranties (x) of the SPAC contained in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement), Section 3.5 (Capitalization), Section 3.19 (Finders and Brokers), and Section 3.21 (Trust Account) and, in each case, shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein), in each case as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(ii)        The representations and warranties of the SPAC contained in Section 3.8(a) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement.

(iii)        Each of the representations and warranties of the SPAC contained in Article III of this Agreement other than the representations and warranties of the SPAC described in Section 8.2(a)(i) and Section 8.2(a)(ii), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein but giving effect to the use of the defined term “SPAC Material Contract”) as of the Closing as if made anew at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)        Agreements and Covenants. The SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)        No SPAC Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the SPAC since the date of this Agreement which is continuing and uncured.

(d)        Closing SPAC Cash. The Closing SPAC Cash shall not be less than $20,000,000.

(e)        Officer Certificate. The SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the SPAC in such capacity, certifying as to the conditions specified in Sections 8.2(a), 8.2(b), 8.2(c) and 8.2(d).

(f)        Appointment to the Board. Solely in the event that the SPAC shall have designated the SPAC Director Designee in accordance with the requirements of Section 6.17, such SPAC Director Designee shall have been elected or appointed to the Post-Closing Company Board.

8.3        Conditions to Obligations of the SPAC. In addition to the conditions specified in Section 8.1, the obligations of the SPAC to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the SPAC) of the following conditions:

(a)        Representations and Warranties.

(i)        Each of the representations and warranties (x) of the Company contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Sections 5.3(a) and (b) (Capitalization) and Section 5.29 (Finders and Brokers) and (y) of Merger Sub contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Ownership) and Section 4.7 (Finders and Brokers) in each case, shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein), in each case as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(ii)        The representations and warranties of the Company contained in Section 5.8(a) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement.

(iii)        Each of the representations of the Company and Merger Sub contained in Article IV and Article V of this Agreement other than the representations and warranties of the Company described in Section 8.3(a)(i) and Section 8.3(a)(ii), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein but giving effect to the use of the defined term “Company Material Contract”) as of the Closing as if made anew at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)        Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)        No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d)        Officer Certificate. The SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).

(e)        Secretary Certificates.

(i)        The SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by the Secretary of the Company in such capacity, certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, (B) the requisite resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, (C) evidence that the Required Company Shareholder Approval has been obtained and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(ii)        The Company shall have received a certificate from the SPAC dated as the Closing Date, signed by the Secretary of the SPAC in such capacity, certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, (B) the requisite resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Stockholder Approval has been obtained and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which the SPAC is or is required to be a party or otherwise bound.

(f)        Appointment to the Board. Solely in the event that the Company shall have designated the Company Director Designees in accordance with the requirements of Section 6.17, such Company Director Designees shall have been elected or appointed to the Post-Closing Company Board.

8.4          Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Shareholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION AND EXPENSES

9.1          Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)        by mutual written consent of the SPAC and the Company;

(b)        by written notice by the SPAC or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by the earlier of June 14, 2023 and the then applicable deadline for the SPAC to complete its initial business combination in accordance with its certificate of incorporation (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)        by written notice by either the SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a primary cause of, or primarily resulted in, such Order or action by such Governmental Authority;

(d)        by written notice by the Company to the SPAC, if (i) there has been a material breach by the SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the SPAC or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e)        by written notice by the SPAC to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the SPAC is in material uncured breach of this Agreement;

(f)        by written notice by the SPAC to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by the SPAC to the Company; or

(g)        by written notice by either the SPAC or the Company to the other, if the SPAC Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the SPAC’s stockholders have duly voted, and the Required SPAC Stockholder Approval was not obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a primary cause of, or primarily resulted in, the failure to obtain the Required SPAC Stockholder Approval.

9.2          Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and no further effect, and there shall be no Liability on the part of any Party or any of their respective Representatives whatsoever, and all rights and obligations of each Party shall cease, except: Sections 6.14, 6.15, 9.3, 10.1, Article XII and this Section 9.2 shall survive the termination of this Agreement.

9.3          Fees and Expenses. Unless otherwise expressly provided herein, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the SPAC, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

Article X
WAIVERS AND RELEASES

10.1        Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus and understands that the SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by the SPAC’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their SPAC Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to SPAC’s Organizational Documents to extend the SPAC’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the SPAC fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to the SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of the SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to the SPAC’s shareholders, or make any claim against the Trust Account (including any distributions therefrom to the SPAC’s shareholders), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the SPAC or any of its Representatives, on the one hand, and the Company or any of its respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Trust Account Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom to the SPAC’s shareholders) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom to the SPAC’s shareholders) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the SPAC or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the SPAC and its Affiliates to induce the SPAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the SPAC or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom to the SPAC’s shareholders) or any amounts contained therein. In the event that the Company or any of its respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to the SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom to the SPAC’s shareholders) or the Public Stockholders, whether in the form of money damages or injunctive relief, the SPAC and its Representatives, as applicable, shall be entitled to recover from the Company and its respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event the SPAC or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article XI
MISCELLANEOUS

11.1        Notices. Except as otherwise expressly provided herein, any notice, consent, waiver and other communication hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the SPAC at or prior to the Closing, to:

Maxpro Capital Acquisition Corp.
5/F-4, No. 89
Songren Road, Xinyi District
Taipei City, Taiwan (R.O.C.) 11073
Attn: Chen, Hong - Jung (Moses)
Telephone No.: +886 2 7713 7952
E-mail: m.chen@maxproventures.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Telephone No: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to the Company, to:

Apollomics Inc.
989 E. Hillsdale Blvd., Suite 220

Foster City, CA 94404
Attn: Brianna MacDonald, Senior Vice President, Legal & General Counsel
Telephone No.: (415) 786-4235
E-mail: brianna.macdonald@apollomicsinc.com

with a copy (which will not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attn: James Hu
Telephone No.: (212) 819-2505
E-mail: James.Hu@whitecase.com

and

White & Case LLP
555 South Flower Street, Suite 2700
Los Angeles, California 90071
Attn: Daniel Nussen
Telephone No.: (213) 620-7796
Email: Daniel.Nussen@whitecase.com

11.2        Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the SPAC and the Company and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3        Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.4        Governing Law; Jurisdiction. This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including any counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, including statutes of limitations, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement, any Ancillary Document or the negotiations, execution or performance of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, shall be construed in accordance with and governed by the Laws of the State of Delaware, except that the Laws of Cayman Islands, solely to the extent required thereby, shall apply to the Merger, in each case without giving effect to the conflict of laws principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply. Any claim, action, suit, investigation or proceeding of any kind whatsoever, including any counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby brought by any other party or its successors or assigns shall be brought and determined only in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Each Party hereto hereby (a) irrevocably consents and submits to the exclusive jurisdiction of any Specified Court for itself and with respect to its property, generally and unconditionally, in any such claim, action, suit, proceeding or investigation, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the claim, action, suit, proceeding or investigation shall be heard and determined only in any such court and (d) agrees not to bring any claim, action, suit, proceeding or investigation arising out of and relating to this Agreement or the transactions contemplated hereby in any other court. Each Party hereto agrees not to commence any claim, action, suit, proceeding or investigation relating thereto except in the courts described above in the State of Delaware, other than the actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein, and no Party shall file a motion to dismiss any action filed in the State of Delaware consistent with this Section 11.4, on any jurisdiction or venue-related grounds, including the doctrine of forum non conveniens. Each Party hereto irrevocably agrees that venue would be proper in the courts of Delaware described above, and hereby irrevocably waives any objection that any such court is an improper or inconvenient forum for the resolution of any Action. Nothing herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any claim, Action, suit, investigation or proceeding brought pursuant to this Section 11.4.

11.5        WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING OF ANY KIND OR NATURE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY DOCUMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF SUCH PARTY’S RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.6        Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.7        Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the SPAC and the Company.

11.8        Waiver. The SPAC on behalf of itself and its Affiliates and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.9        Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.10       Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as the context requires; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the SPAC its stockholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the SPAC and its Representatives and the SPAC and its Representatives have been given access to the electronic folders containing such information.

11.11       Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.12       Legal Representation. The Parties agree that, notwithstanding the fact that Nelson Mullins may have, prior to Closing, jointly represented the SPAC and/or MP One Investment, LLC in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the SPAC and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Nelson Mullins will be permitted in the future, after Closing, to represent MP One Investment, LLC or its respective Affiliates in connection with matters in which such Persons are adverse to the Company, the SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Nelson Mullins’s future representation of one or more of MP One Investment, LLC or its respective Affiliates in which the interests of such Person are adverse to the interests of the SPAC, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Nelson Mullins of the SPAC, MP One Investment, LLC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, MP One Investment, LLC shall be deemed the clients of Nelson Mullins with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to MP One Investment, LLC, shall be controlled by MP One Investment, LLC and shall not pass to or be claimed by the SPAC or the Company; provided, further, that nothing contained herein shall be deemed to be a waiver by the SPAC or any of their respective Affiliates (including, after the Effective Time, the Surviving Subsidiary and the Target Companies) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XII
DEFINITIONS

12.1        Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any subpoena (including any formal request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, MP One Investment, LLC shall be deemed to be an Affiliate of the SPAC prior to the Closing.

“Aggregate Apollomics Shares” means a number of Company Ordinary Shares equal to the quotient of (a) the Aggregate Equity Value divided by (b) $10.00.

“Aggregate Equity Value” means $899,000,000, being an amount equal to the sum of (a) $853,479,186, the equity value of issued and outstanding Company Shares immediately prior to the Effective Time after giving effect to the Pre-Closing Conversion and Share Split, and (b) $45,520,814, the equity value of the Company Vested Options.

“Aggregate PIPE Proceeds” means the aggregate cash proceeds actually received by the SPAC in respect of any PIPE Financing (whether prior to or on the Closing Date).

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Cayman Islands are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York and Cayman Islands are generally open for use by customers on such day.

“Cayman Companies Act” means the Companies Act (2022 Revision) of the Cayman Islands, as amended.

“Closing SPAC Cash” means, immediately prior to the Closing, the SPAC’s cash and cash equivalents comprising funds remaining in the Trust Account and the Aggregate PIPE Proceeds (but (a) after giving effect to the completion and payment of the Redemption and (b) prior to the payment of any unpaid Expenses incurred by or on behalf of the SPAC, the Company or any of its Subsidiaries, and any other Liabilities of the SPAC due at the Closing).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Class A Ordinary Shares” means the ordinary shares of the Company designated as Class A ordinary shares in the Company Memorandum and Articles of Association, par value $0.0001 per Class A ordinary share.

“Company Class B Ordinary Shares” means the ordinary shares of the Company designated as Class B ordinary shares in the Company Memorandum and Articles of Association, par value $0.0001 per Class B ordinary share.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any Company Options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Plan” means the CB Therapeutics Inc. 2016 Equity Incentive Plan.

“Company Memorandum and Articles of Association” means the Amended and Restated Memorandum and Articles of Association of the Company substantially in the form attached as Exhibit E hereto.

“Company Options” means, collectively, all outstanding options to purchase Company Ordinary Shares, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under the Company Equity Plan or otherwise.

“Company Private Warrant” means one whole warrant entitling the holder thereof to purchase one Company Class A Ordinary Share at a purchase price of $11.50 per full share.

“Company Public Warrant” means one whole warrant entitling the holder thereof to purchase one Company Class A Ordinary Share at a purchase price of $11.50 per full share.

“Company Securities” means, collectively, the Company Shares, the Company Warrants and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shareholders” means, collectively, the holders of Company Shares.

“Company Vested Options” means the stock options of the Company that are vested as of immediately prior to the Effective Time.

“Company Warrants” means Company Private Warrants and Company Public Warrants, collectively.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), excluding any Benefit Plan or Company Benefit Plan.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1151 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 111 et seq., Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (to the extent it relates to exposure to hazardous substances), the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Oil Pollution Act of 1990 and analogous state acts.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a number equal to the quotient of (a) the Aggregate Apollomics Shares divided by (b) the aggregate number of Pre-Split Fully-Diluted Company Shares.

“FDA” means the U.S. Food and Drug Administration, or any successor organization.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Health Care Laws” means any and all Laws of any Governmental Authority pertaining to health regulatory matters applicable to the business of the Company, which may include (a) the Public Health Service Act (42 U.S.C. § 201 et seq.) and its implementing regulations and guidance documents, the Federal Food, Drug & Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations and guidance documents, as amended; (b) requirements of Law relating to the developing, designing, testing, studying, processing, manufacturing, labeling, storing, handling, packaging, marketing, selling, importing, exporting, or distributing of drugs, including laws governing Permit requirements for any of the foregoing activities; (c) fraud and abuse, including, but not limited to, the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b); the federal civil False Claims Act (31 U.S.C. § 3729 et seq.) and the federal Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. §1395nn, 42 C.F.R. §§411.350 et seq.); the federal Exclusion Law (42 U.S.C. §1320a-7, 42 U.S.C. §1320a-7); the Civil Monetary Penalties Law (42 U.S.C. §1320a-7a); the Criminal Penalties Law (42 U.S.C. §1320a-7b); the federal Public Contracts Anti-Kickback Law (41 U.S.C. §§8701 et seq.), the federal programs Bribery Statute (18 U.S.C. §666), the federal Health Care Fraud Statute (18 U.S.C. §1347), the federal Controlled Substances Act (21 U.S.C. §801), the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173); (d) Laws pertaining to Medicare, Medicaid, TRICARE or other governmental health care or payment programs (including but not limited to Title XVIII and Title XIX of the Social Security Act); (e) quality, safety certification and accreditation standards and requirements; (f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; and (g) any other Law or regulation of any Governmental Authority which regulates kickbacks, patient or Health Care Program reimbursement, Health Care Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from any Health Care Program or any other aspect of providing health care applicable to the operations of the Company.

“Health Care Program” means Medicare, Medicaid, or any other health benefit program sponsored in whole or in part by a Governmental Authority.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (as applicable based on the accounting principles used by the applicable Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter dated October 7, 2021 to the SPAC from MP One Investment, LLC and other parties, as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the SPAC with the SEC on October 14, 2021.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intangible rights recognized as protectable intellectual property under the Laws of any country.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of SPAC Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the SPAC, dated as of October 7, 2021, and filed with the SEC on October 8, 2021 (File No. 333-258091).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Key Management” means each of Guo-Liang Yu, Sanjeev Redkar, Kin-Hung Peony Yu and Jane Wang.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the Persons listed on Schedule 1.1(a), after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, writ, injunction, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or IFRS (as applicable based on the accounting principles used by the applicable Person) or other applicable accounting standards), including Tax liabilities due, except Transaction Expenses.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, assets, Liabilities, results of operations, or financial condition of such Person and its Subsidiaries, taken as a whole; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business (including with respect to or as a result of any material worsening of the ongoing COVID-19 pandemic); (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate (including with respect to or as a result of any material worsening of the ongoing COVID-19 pandemic); (iii) changes in GAAP or IFRS (as applicable based on the accounting principles used by the applicable Person) or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority; (vii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; and (viii) with respect to the SPAC, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur solely to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the SPAC, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required SPAC Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the SPAC.

“Nasdaq” means the Nasdaq Capital Market.

“Non-U.S. Plan” means any Company Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by a Target Company for the benefit of employees or terminated employees primarily working or engaged in a jurisdiction other than the United States, other than any agreement, arrangement, plan, policy or program maintained by or required to be maintained by a Governmental Authority.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict or judicial award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications or registrations of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pre-Split Fully-Diluted Company Shares” means the total number of issued and outstanding Company Shares immediately prior to the Share Split after giving effect to the Pre-Closing Conversion, plus those Company Shares that would be issued upon the exercise in full on a cash basis (as opposed to a “net exercise” basis) of all Company Vested Options immediately prior to the Share Split. For the avoidance of doubt, Pre-Split Fully-Diluted Company Shares do not include unvested Company Options.

“Privacy Laws” means all applicable United States state and federal Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data and/or Protected Health Information, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act, the California Consumer Privacy Act, the Privacy Act 1988 (Commonwealth of Australia) and the Privacy and Data Protection Act 2014 (Victoria, Australia) and any and all similar Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Proceeding” means any suit, proceeding, complaint, claim, charge, hearing, labor dispute or investigation before or by a Governmental Authority or an arbitrator.

“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.

“Public Filing” means that certain Form A-1 that was filed with The Stock Exchange of Hong Kong Limited on June 4, 2021 and has been made available to the SPAC.

“Registration Rights Agreement” means the Registration Rights Agreement substantially in the form of Exhibit D hereto.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the SPAC.

“SPAC Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the SPAC.

“SPAC Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the SPAC.

“SPAC Common Stock” means the shares of SPAC Class A Common Stock and SPAC Class B Common Stock, collectively.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning the SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the SPAC or its Representatives to the Company or any of its respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information.

“SPAC Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the SPAC.

“SPAC Private Units” means the units issued by SPAC in a private placement to MP One Investment, LLC at the time of the consummation of the IPO consisting of one (1) share of SPAC Class A Common Stock and one SPAC Private Warrant.

“SPAC Private Warrant” means one whole warrant that was included as part of each SPAC Private Unit, entitling the holder thereof to purchase one (1) share of SPAC Class A Common Stock at a purchase price of $11.50 per share.

“SPAC Public Units” means the units issued in the IPO (including overallotment units acquired by SPAC’s underwriter) consisting of one (1) share of SPAC Class A Common Stock and one SPAC Public Warrant.

“SPAC Public Warrant” means one whole warrant that was included as part of each SPAC Public Unit, entitling the holder thereof to purchase one (1) share of SPAC Class A Common Stock at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, the SPAC Common Stock, the SPAC Preferred Stock and the SPAC Warrants, collectively.

“SPAC-Side PIPE Financing” means any PIPE Financing arranged by the SPAC or the Sponsor.

“SPAC Units” means SPAC Private Units and SPAC Public Units, collectively.

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“Sponsor” means MP One Investment, LLC, a Delaware limited liability company, in its capacity as sponsor of the SPAC.

“Sponsor Party” means, collectively, the Sponsor and each director and executive officer of the Sponsor.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect U.S. federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means, with regard to a Party, all fees and expenses of any of such Party incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of such Party, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on the SPAC, the Merger Sub or any Target Company in connection with the Merger or the other transactions contemplated by this Agreement.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 7, 2021, as it may be amended, by and between the SPAC and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

12.2        Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section

Acquisition Proposal	6.6(a)

Agreement	Preamble

Alternative Transaction	6.6(a)

Antitrust Laws	6.9(b)

Audited Company Financials	5.7(a)

Business Combination	10.1

Closing	1.1

Closing Date	1.1

Closing Filing	6.14(b)

Closing Press Release	6.14(b)

Company	Preamble

Company Benefit Plan	5.19(a)

Company Disclosure Schedules	Article V

Company Financials	5.7(a)

Company IP	5.13(a)

Company IP Licenses	5.12(a)(x)

Company Material Contract	5.12(a)

Company Ordinary Shares	5.3(a)

Company Permits	5.10

Company Preferred Shares	5.3(a)

Company Real Property Leases	5.15

Company Registered IP	5.13(a)

Company Series A1 Preferred Shares	5.3(a)

Company Series A2 Preferred Shares	5.3(a)

Company Series B Preferred Shares	5.3(a)

Company Series C Preferred Shares	5.3(a)
Company Shares	5.3(a)

Controlled Person	Article XII

D&O Indemnified Persons	6.18(a)

D&O Tail Insurance	6.18(b)

DGCL	2.2

Enforceability Exceptions	3.2

Environmental Permits	5.20(a)

Exchange Agent	2.8(a)

Expenses	9.3

Extension	6.3(a)

Extension Expenses	6.19

Federal Securities Laws	6.7

INDs	5.27(c)

Interim Balance Sheet Date	5.7(a)

Interim Period	6.1

Interim Period Financials	6.4

Lock-Up Agreement	Recitals

Merger	Recitals

Merger Sub	Preamble

Nelson Mullins	1.1

OFAC	3.20(c)

Off-the-Shelf Software	5.13(a)

Outside Date	9.1(b)

Party(ies)	Preamble

PIPE Financing	Recitals

PIPE Investor	Recitals

PIPE Shares	Recitals

Post-Closing Company Board	6.17(a)

Pre-Closing Conversion	2.5

Proxy Statement	6.12(a)

Public Certifications	3.6(a)

Public Stockholders	10.1

Redemption	2.1

Registration Statement	6.12(a)

Related Person	6.12(a)

Required Company Shareholder Approval	8.1(b)

Required SPAC Stockholder Approval	8.1(b)

SEC Reports	3.7(a)

Share Split	2.8(a)

Signing Filing	6.13(b)

Signing Press Release	6.14(b)

SPAC	Preamble

SPAC Disclosure Schedules	Article III

SPAC Financials	3.6(c)

SPAC Material Contract	3.15(a)

SPAC Special Meeting	6.12(a)

SPAC Stockholder Approval Matters	6.12(a)

Specified Courts	6.14(b)

Subscription Agreements	Recitals

Support Agreement	Recitals

Surviving Subsidiary	2.2

Top Suppliers	2.2

Trust Account Released Claims	10.1

Voting Agreement	Recitals

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The SPAC:

MAXPRO CAPITAL ACQUISITION CORP.

By:	/s/ Hong – Jung (Moses) Chen
Name:	Hong – Jung (Moses) Chen
Title:	Chief Executive Officer

The Company:

APOLLOMICS INC.

By:	/s/ Guo-Liang Yu
Name:	Guo-Liang Yu
Title:	Chief Executive Officer

Merger Sub:

PROJECT MAX SPAC MERGER SUB, INC.

By:	/s/ Guo-Liang Yu
Name:	Guo-Liang Yu
Title:	President